Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CLOVIS ONCOLOGY, INC.
          The undersigned, being a duly appointed and authorized officer Clovis Oncology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify, on behalf of the Corporation and not in his individual capacity, as follows:
          1. The name of the Corporation is Clovis Oncology, Inc.
          2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 20, 2009.
          3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
          4. This Amended and Restated Certificate of Incorporation of the Corporation was duly authorized in accordance with Sections 141, 228, 242 and 245 of the DGCL, and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.
          5. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:
ARTICLE I
     The name of the corporation is Clovis Oncology, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     The total number of shares of stock that the Corporation shall have authority to issue is 91,296,552 shares, consisting of 55,000,000 shares of Common Stock, $0.001 par value per share, and 36,296,552 shares of Preferred Stock, $0.001 par value per share. The Preferred

Stock will be issued in four series. The first Series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 5,044,828 shares. The second Series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of 5,044,828 shares. The third Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 10,919,540 shares. The fourth Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 15,287,356 shares.
     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as set forth in Article V below.
ARTICLE V
     The terms and provisions of the Common Stock and Preferred Stock are as follows:
     1. Definitions. For purposes of this Article V, the following definitions shall apply:
          (a) “Conversion Price” shall mean $2.00 per share of Series A-1 Preferred Stock, $3.00 per share of Series A-2 Preferred Stock, $4.62 per share of Series B Preferred Stock and $4.62 per share of Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
          (b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
          (c) “Corporation” shall mean Clovis Oncology, Inc.
          (d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property, other than repurchases permitted by Section 2(d) or any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the shares of the Common Stock issued and outstanding and the holders of fifty-five percent (55%) of the shares of Preferred Stock (voting as a single class on an as-converted basis) issued and outstanding, voting as separate classes.
          (e) “Dividend Rate” shall mean an annual rate of $0.16 per share of Series A-1 Preferred Stock, $0.24 per share of Series A-2 Preferred Stock, $0.37 per share of Series B Preferred Stock and $0.37 per share of Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
          (f) “Liquidation Preference” shall mean $2.00 per share of Series A-1 Preferred Stock, $3.00 per share of Series A-2 Preferred Stock, $4.62 per share of Series B Preferred Stock and $4.62 per share of Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
          (g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

          (h) “Original Issue Price” shall mean $2.00 per share of Series A-1 Preferred Stock, $3.00 per share of Series A-2 Preferred Stock, $4.62 per share of Series B Preferred Stock and $4.62 per share of Series C Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
          (i) “Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          (j) “Purchase Agreement” means that certain Series A-1, A-2, B and C Preferred Stock Purchase Agreement, dated on or about the date hereof, by and among the Corporation and the Investors party thereto, as the same may be amended from time to time.
          (k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.
     2. Dividends.
          (a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, only when, as and if declared by the Board of Directors, out of any assets at the time legally available therefore at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred stockholders. Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year, whether or not the earnings of the Corporation in such calendar year were sufficient to pay such dividends in whole or in part.
          (b) Additional Dividends. Other than Distributions in connection with a liquidation, dissolution or winding up of the Corporation, which shall be governed by Section 3, if, after the payment or setting aside for payment of any dividends described in Section 2(a), the Board of Directors declares or pays any dividends with respect to the Common Stock (other than dividends on Common Stock payable solely in Common Stock) in any fiscal year, such dividends shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the Conversion Rate (as defined in Section 4(a) hereof) in effect on the date immediately preceding the record date for such dividend.
          (c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

          (d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with, and each holder of an outstanding share of Preferred Stock shall be deemed to have consented to: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at no more than cost, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at the original cost thereof or pursuant to a stock option plan of the Corporation; (iii) repurchases of Common Stock issued to or held by employees, officers, directors of consultants of, or investors in, the Corporation or its subsidiaries pursuant to rights of first refusal or rights of first offer contained in agreements providing for such right, or (iv) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder.
          (e) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of at least fifty-five percent (55%) of the outstanding shares of such series.
     3. Liquidation Rights.
          (a) Liquidation Preference. Subject to Section 3(b)(ii) below, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any Distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference for such share of Preferred Stock and (ii) all declared and unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of at least fifty-five percent (55%) of the outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for Distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for Distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).
          (b) Remaining Assets.
               (i) Subject to Section 3(b)(ii) below, after the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate; provided, however, that the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Preferred Stock shall not exceed an amount equal to two (2) times the applicable Liquidation Preference for that share of Preferred Stock.
               (ii) For purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation pursuant to this Section 3, the holder of each share of a series of Preferred Stock shall be treated as if such holder had converted such holder’s shares of such series into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation if, as a result of an actual conversion of such series (including taking into account the operation of this Section 3(b)(ii) with respect to all series of Preferred Stock), each holder of such series would receive (with respect to the shares of such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series (with respect to the shares of such series) pursuant to Sections 3(a) and Section 3(b)(i) if such holders had not converted such series into shares of Common Stock. If holders of any series of Preferred Stock are treated as if they had converted shares of Preferred Stock into Common Stock pursuant to this Section 3(b)(ii), then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) or Section 3(b)(i) that would otherwise be made to holders of such series of Preferred Stock.
          (c) Reorganization. For purposes of Section 3, a “liquidation, dissolution or winding up of the Corporation” shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) immediately after such transaction; (ii) a sale, lease, transfer or exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
          (d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

               (i) if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and
               (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution.
     In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.
     For the purposes of this Section 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (X) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (Y) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
     4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price for such series of Preferred Stock in effect at the time of conversion. The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
          (b) Automatic Conversion.
               (i) Upon a Qualified IPO or Consent of Preferred Holders. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such series (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that (A) the offering price per share of Common Stock is not less than two (2) times the Original Issue Price of the last series of Preferred Stock issued and outstanding prior to such offering (as adjusted for Recapitalizations) and (B) the aggregate gross proceeds to the Corporation are greater than $50,000,000 (prior to deductions for underwriting commissions and offering expenses), provided, further that either or both of the conditions set forth in clauses (A) and (B) may be waived by the holders of at least fifty-five percent (55%) of the shares of Preferred Stock issued and outstanding (voting as a single class and on an as-converted basis) (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least fifty-five percent (55%) of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date or event for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).
               (ii) Special Automatic Conversion.
                    (1) Special Definitions. For purposes of this Section 4(b)(ii), the following definitions shall apply:
“Mandatory Pro Rata Share” means, for each holder of Preferred Stock, the product of (X) the number of shares of Preferred Stock to be issued and sold in a Qualified Financing, and (Y) the ratio of (a) the number of shares of Preferred Stock owned by such holder of Preferred Stock immediately prior to the issuance of shares of Preferred Stock issued in the applicable Qualified Financing to (b) the total number of shares of Preferred Stock outstanding immediately prior to the issuance of shares issued in such Qualified Financing.
“Participating Holder” means any holder of Preferred Stock that purchases at least its Mandatory Pro Rata Share in a Qualified Financing.
“Non-Participating Holder” means any holder of Preferred Stock that is not a Participating Holder or a Partially Participating Holder in a Qualified Financing.
“Partially-Participating Holder” means any holder of Preferred Stock that purchases a portion but less than 100% of its Mandatory Pro Rata Share in a Qualified Financing.
“Qualified Financing” means the Series A-2 Qualified Financing, Series B Qualified Financing or Series C Qualified Financing.
“Series A-2 Qualified Financing” means the Corporation’s equity financing in which the Corporation sells and issues Series A-2 Preferred Stock pursuant to the Purchase Agreement.
“Series B Qualified Financing” means the Corporation’s equity financing in which the Corporation sells and issues Series B Preferred Stock pursuant to the Purchase Agreement.
“Series C Qualified Financing” means the Corporation’s equity financing in which the Corporation sells and issues Series C Preferred Stock pursuant to the Purchase Agreement.
                    (2) Effect of Non-Participation. If a holder of Preferred Stock fails to purchase his Mandatory Pro Rata Share in a Qualified Financing:
                         (a) to the extent such holder of Preferred Stock does not purchase any amount in the Qualified Financing, then all of the Preferred Stock held by such Non-Participating Holder (including any share of Preferred Stock underlying any warrant, option, or similar agreement to purchase Preferred Stock held by such Non-Participating Holder of Preferred Stock) shall be automatically converted, without any further action of the Non-Participating Holder or the Corporation, into such number of fully paid and nonassessable shares of Common Stock (or, if applicable, into a right to purchase Common Stock) at the then effective Conversion Rate for such series of Preferred Stock immediately upon the closing of such Qualified Financing.
                         (b) to the extent such holder of Preferred Stock purchases some portion but less than 100% of its Mandatory Pro Rata Share of the Qualified Financing, then a percentage of each series of Preferred Stock held by the Partially-Participating Holder equal to 100% minus the percentage of the Mandatory Pro Rata Share actually purchased by such Partially Participating Holder in such Qualified Financing (including any shares of Preferred Stock underlying any warrant, option, or similar agreement to purchase Preferred Stock held by such holder of Preferred Stock) shall be automatically converted, without any further action of the holder of Preferred Stock or the Corporation, into such number of fully paid and nonassessable shares of Common Stock (or, if applicable, into a right to purchase Common Stock) at the then effective Conversion Rate for such series of Preferred Stock immediately upon the closing of such Qualified Financing.
                    (3) A Non-Participating Holder or Partially-Participating Holder (referred to herein as an “Assigning Holder”) may assign to one or more Participating Holders or an affiliate of such Assigning Holder (a “Successor Holder”) the right to purchase all or any portion of such Assigning Holder’s Mandatory Pro Rata Share not purchased by such Assigning Holder; provided, however, that if any such Successor Holders do not purchase all of the balance of such Assigning Holder’s full Mandatory Pro Rata Share not purchased by such Assigning Holder, such Assigning Holder may, but only with the prior written approval of the Board of Directors, assign to a third party (also a “Successor Holder”), the right to purchase all or any portion of the balance of such Assigning Holder’s Mandatory Pro Rata Share. To the extent any such Successor Holder purchases all or a portion of such Assigning Holder’s Mandatory Pro Rata Share, the amount of the Mandatory Pro Rata Share purchased by any such Successor Holders shall be deemed to be purchased by the Assigning Holder for purposes of calculating the amount of Preferred Stock of such Assigning Holder to be converted pursuant to Section 4(b)(ii)(2).
                    (4) Notwithstanding the forgoing, Section 4(b)(ii)(2) shall not apply to a Series C Qualified Financing in the event that the terms of such Series C Qualified Financing materially deviate from the terms set forth in the Purchase Agreement, including but not limited to, (A) if the price per share of the Series C Preferred Stock sold in the Series C Qualified Financing is greater than the Original Issue Price of the Series C Preferred Stock, or (B) if immediately following the Series C Qualified Financing, the aggregate amount of proceeds from the sale of Preferred Stock received by the Corporation pursuant to the Purchase Agreement exceeds $146,300,000.
                    (5) Upon the conversion of the Preferred Stock held by a Non-Participating Holder or a Partially-Participating Holder as set forth in this Section 4(b)(ii) (an “Special Conversion Event”), such shares of Preferred Stock shall no longer be outstanding on the books of the Corporation and the Non-Participating Investor and Partially-Participating Holder shall be treated for all purposes as the record holder of such shares of Common Stock on the date of such conversion.
                    (6) Upon the occurrence of a Special Conversion Event, such stockholder shall surrender the certificates representing such converted Preferred Stock at the office of the Corporation or any transfer agent for the Preferred Stock, or at such other place as may be designated by the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent, or the stockholder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Thereupon, there shall be issued and delivered to such stockholder promptly, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were automatically converted pursuant to the Special Conversion Event and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. The person in whose name the certificate or certificates for such shares of Common Stock is to be issued shall be deemed to have become a stockholder on the effective date of the conversion into the Common Stock, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.
          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.

For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, they shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that they elect to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
     The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid cash dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.
          (d) Adjustments to Conversion Price for Diluting Issues.

               (i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:
                    (1) shares of Common Stock issued or issuable upon the conversion of any of the Preferred Stock;
                    (2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements not to exceed 1,500,000 until Series A-2 Preferred Stock are issued and outstanding, 3,000,000 until Series B Preferred Stock are issued and outstanding, and 5,750,000 after Series B Preferred Stock are issued and outstanding (each as adjusted for Recapitalizations), or such greater number as may be approved by the Board of Directors, including at least a majority of the Preferred Directors (as defined below), shares of Common Stock or options, warrants or other rights to purchase Common Stock net of any stock repurchases or expired or terminated options pursuant to the terms of any option plan, restricted stock purchase agreement or similar arrangement;
                    (3) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date hereof;
                    (4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) or 4(g) hereof;
                    (5) shares of Common Stock issued in a registered public offering under the Securities Act or in a Qualified IPO;
                    (6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;
                    (7) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;
                    (8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing, product license or other similar agreements or strategic partnerships approved by the Board of Directors not substantially for equity investment purposes;
                    (9) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; and

                    (10) any other shares of Common Stock issued or issuable, provided that holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis) consent to the exclusion of such issuance from the definition of “Additional Shares of Common”.
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(iv)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of issuance, and immediately prior to such issue, for such series of Preferred Stock.
               (iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
                    (1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) or 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
                    (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any issuance of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

                    (4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
                         (a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                         (b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
                    (5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) after the date of the filing of this Amended and Restated Certificate of Incorporation without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, provided that any such reduction shall be carried forward and applied to any future adjustment. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
               (v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
                    (1) Cash and Property. Such consideration shall:
                         (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;
                         (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
                         (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing
                         (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
                         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock after the date of the filing of this Amended and Restated Certificate of Incorporation, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
          (f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Preferred Stock after the date of the filing of this Amended and Restated Certificate of Incorporation, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
          (g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if at any time or from time to time, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by Recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets or as provided for in Section 3), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
          (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
          (i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least fifty-five percent (55%) of the then outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
          (j) Notices of Record Date. In the event that this Corporation shall propose at any time:
               (i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
               (ii) to effect any reclassification or Recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
               (iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c);
then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend or Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.
     Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.
     The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of at least fifty-five percent (55%) of the Preferred Stock, voting together as a single class and on an as-converted basis.
          (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
     5. Voting.
          (a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          (b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
          (c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted immediately after the close of business on the record date fixed for a stockholders meeting or the effective date of a written consent. Except as otherwise provided herein or required by law, the holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
          (d) Election of Directors. The Board of Directors shall consist of eight (8) members. The holders of Preferred Stock, voting as a single class, shall be entitled to elect four (4) members of the Corporation’s Board of Directors (the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such directors. The holders of Common Stock, voting as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and to remove from office such director. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis and to remove from office such directors. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. This Section 5(d) shall terminate and be of no further force or effect immediately upon the consummation of a Qualified IPO.
          (e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
          (f) Change in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as- converted basis) irrespective of the provisions of Section 242(b)(2) of the DGCL and the holders of the Common Stock shall not be entitled to any separate class vote in connection with any such increase or decrease of the aggregate number of authorized shares of Common Stock.
     6. Amendments and Changes. As long as at least 25% of the shares of Preferred Stock issued at any time pursuant to the Purchase Agreement (as adjusted for stock splits, stock dividends or recapitalizations) are outstanding (except with respect to (a) below which shall apply as long as there are any shares of Preferred Stock outstanding), the Corporation shall not (by reclassification, merger or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least fifty-five percent (55%) of the outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis):
          (a) amend, alter, waive or repeal any provision of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, whether by merger, consolidation or otherwise, in a manner that adversely affects the rights, preferences or privileges of the Preferred Stock or take any action that would alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;
          (b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock;
          (c) authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on parity with the Preferred Stock or any series thereof or having voting rights other than those granted to the Preferred Stock generally;
          (d) redeem, repurchase or otherwise acquire any shares of Common Stock or other rights to purchase Common Stock issued to employees, officers or directors of, or consultant or advisors to the Corporation other than as provided in Section 2(d);
          (e) increases or decreases the authorized size of the Corporation’s Board of Directors;
          (f) enter into any transaction or series of related transactions resulting in any liquidation, dissolution or winding up of the Corporation as described in Section 3(c) above;
          (g) encumber or grant a security interest in all or substantially all of the assets of the Corporation in connection with an indebtedness of the Corporation or incur any indebtedness in excess of $2,000,000;
          (h) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation), or acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;
          (i) declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;
          (j) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan, provided that no such consent will be required for increases not to exceed 1,500,000 shares until Series A-2 Preferred Stock are issued and outstanding, 3,000,000 shares until Series B Preferred Stock are issued and outstanding, and 5,750,000 shares after Series B Preferred Stock are issued and outstanding (each as adjusted for Recapitalizations); or

          (k) amend this Section 6.
     7. Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
     8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.
ARTICLE VI
     The Corporation is to have perpetual existence.
ARTICLE VII
     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
     Unless otherwise set forth herein, the number of directors which constitute the Board of Directors shall be designated in the Bylaws of the Corporation.
ARTICLE IX
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
ARTICLE X
     To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.
     The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XII
     To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.

     IN WITNESS WHEREOF, Clovis Oncology, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Patrick J. Mahaffy, a duly authorized officer of the Corporation, on May 14, 2009.

/s/ Patrick J. Mahaffy
Patrick J. Mahaffy,
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CLOVIS ONCOLOGY, INC.
Pursuant to Section 242 of the General Corporation Law
          THE UNDERSIGNED, being a duly appointed and authorized officer of Clovis Oncology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), for the purpose of amending a certificate of incorporation filed pursuant to Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:
          FIRST: The name of the Corporation is Clovis Oncology, Inc.
          SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 15, 2009.
          THIRD: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.
          FOURTH: The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article IV and inserting in lieu thereof the following:
“The total number of shares of stock that the Corporation shall have authority to issue is 97,922,093 shares, consisting of 58,000,000 shares of Common Stock, $0.001 par value per share, and 39,922,093 shares of Preferred Stock, $0.001 par value per share. The Preferred Stock will be issued in four series. The first Series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 5,044,828 shares. The second Series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of 5,044,828 shares. The third Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 10,919,540 shares. The fourth Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 18,912,897 shares.”

          IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 25th day of May, 2011 and affirms the statements contained herein as true under penalties of perjury.

/s/ Patrick J. Mahaffy
Name:	Patrick J. Mahaffy
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CLOVIS ONCOLOGY, INC.
     Pursuant to Section 242 of the Delaware General Corporation Law
     THE UNDERSIGNED, being a duly appointed and authorized officer of Clovis Oncology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), for the purpose of amending a certificate of incorporation filed pursuant to Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:
     FIRST: The name of the corporation is Clovis Oncology, Inc.
     SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 15, 2009 and was amended by a Certificate of Amendment filed with the Secretary of State on May 25, 2011.
     THIRD: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.
     FOURTH: The Amended and Restated Certification of Incorporation, as amended, is hereby further amended by inserting a new paragraph at the end of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, as follows:
     “Upon the date this amendment to the Amended and Restated Certificate of Incorporation, as amended, is filed with the Secretary of State of the State of Delaware (the “Effective Date”), each 2.9 shares of then issued and outstanding Common Stock of this Corporation (including without limitation treasury shares and any shares of Common Stock issued or issuable upon conversion of the authorized shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) shall be automatically combined into one share of Common Stock of this Corporation (the “Reverse Stock Split”). Pursuant to resolutions adopted by the Board of Directors of the Corporation, the par value per share of the Corporation’s Common Stock shall remain $0.001. Any fractional share that would otherwise result from the Reverse Stock Split shall be rounded up to the next whole share. On and after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of Common Stock issued before the Reverse Stock Split (“Old Common Stock”) shall surrender such certificate or certificates to the Corporation at its principal place of business in Boulder, Colorado, and shall receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock to be issued pursuant to the Reverse Stock Split in exchange for the shares represented by such surrendered certificate or certificates. Until so surrendered, the certificates evidencing the outstanding shares of Old Common Stock shall be treated for all corporate purposes as evidencing the ownership of Common Stock giving effect to the Reverse Stock Split as though such surrender and exchange had taken place.”
     IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 22nd day of September, 2011 and affirms the statements contained herein as true under penalties of perjury.

/s/ Patrick J. Mahaffy
Name:	Patrick J. Mahaffy
Title:	President and Chief Executive Officer